For Immediate Release
Republic Airways Holdings
Media Contact:
media@rjet.com
Investor Relations Contact:
Margaret Miller
Margaret.miller@rjet.com; 317-246-2628

Republic Airways names new Frontier CEO, President and interim COO
Company names other key executive positions

INDIANAPOLIS (Jan. 26, 2012) – Republic Airways (NASDAQ: RJET) today announced that David Siegel will join the Company as CEO, President, and interim Chief Operating Officer of Frontier Airlines, a wholly owned subsidiary of Republic Airways Holdings, Inc. Siegel’s appointment is another step towards the goal of making Frontier Airlines a viable, strong and independent business. Siegel and the entire Frontier executive team will be based at Frontier’s headquarters in Denver, Colo.

Siegel comes to Frontier with a wealth of relevant CEO experience. Siegel previously served as CEO of XOJET, gategroup, US Airways and Avis Budget, in addition to other key leadership roles in the airline industry. Siegel served as lead independent director on the Republic Airways (RAH) Board of Directors and will give up that role, but will remain on the board in this new position.

“Dave is an incredible talent with the skills to lead Frontier during its separation process from Republic and continue its transformation into a profitable ultra-low-cost-carrier,” said Bryan Bedford, Chairman, President and CEO of Republic Airways Holdings, Inc. “We believe that Dave’s combination of travel industry and restructuring experience makes him uniquely well suited for the task at hand. Placing Frontier in Dave’s capable care affords me the opportunity to fully focus my time and energy on the regional airline segment of our business.”

Republic also announced the addition of new senior officers for Frontier’s finance and commercial team, among other changes in the executive leadership team.

Robert Ashcroft has joined Frontier as Senior Vice President, Finance. Ashcroft will work closely with Siegel and Bedford in the project of moving Frontier towards independence, as well as defining opportunities to ensure profitable growth for the Company. Ashcroft has an unusually diverse background encompassing finance, planning and IT. Most recently he was at Allegiant Travel Company overseeing network and capacity planning, scheduling, pricing and investor relations.

Daniel Shurz has been promoted to the role of Senior Vice President, Commercial for Frontier and will have responsibility for all commercial activities, including network planning, pricing and revenue management, marketing, product and brand definition. Daniel joined Frontier as Vice President of Strategy and Planning in 2009.

Greg Aretakis is assuming an expanded role as Vice President of Network and Revenue Management, adding responsibility for scheduling and planning, sales and distribution to his current portfolio. Greg previously served as the Company’s Vice President of Revenue Production.

Dan Krause has been promoted to Vice President of Marketing and Customer Experience for Frontier. Dan has been with Frontier since 2004 and most recently served as Senior Director, Commercial Strategy and Customer Experience.

About Republic Airways Holdings, Inc.
Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines offer scheduled passenger service on nearly 1,500 flights daily to 132 cities in 43 states, The Bahamas, Canada, Costa Rica, Dominican Republic, Jamaica, and Mexico under branded operations at Frontier, and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express. The airlines currently employ approximately 10,000 aviation professionals and operate 269 aircraft.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Republic Airways Holdings's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the summary of risk factors contained in our earnings release.

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